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                                  Exhibit 3(e)
                                  ------------

                              Amended and Restated
                          Articles of Incorporation of
                             Worthington Foods, Inc.
                   (reflecting amendments through May 6, 1997)
                              [for purposes of SEC
                   reporting compliance only; not filed with
                            Ohio Secretary of State]

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                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                             WORTHINGTON FOODS, INC.

                    (reflects amendments through May 6, 1997)
                 [for purposes of SEC reporting compliance only;
                    not filed with Ohio Secretary of State]

                  The following provisions constitute the Amended and Restated Articles of Incorporation of Worthington Foods, Inc. (hereinafter called the "Amended Articles").

                  FIRST: The name of the corporation shall be Worthington Foods, Inc. (the "Corporation").

                  SECOND: The place in Ohio where the principal office of the Corporation is to be located is the City of Worthington, County of Franklin.

                  THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

                  FOURTH: The authorized number of shares of the Corporation is 32,000,000, of which 30,000,000 shall be common shares, without par value (designated as "common shares"), and 2,000,000 shall be preferred shares, without par value (designated as "preferred shares"). The express terms of the shares of each of such classes are as follows:

                                    (A) The Board of Directors of the
Corporation is authorized to provide for the issuance from time to time in one or more series of any number of authorized and unissued preferred shares. The Board of Directors of the Corporation is further authorized, subject to limitations prescribed by law and by the provisions of this Article FOURTH, to adopt amendments to these Amended Articles in respect of any unissued or treasury preferred shares to fix or change the number of shares to be included in each such series, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such series. Subject to limitations prescribed by law, the authority of the Board of Directors of the Corporation with respect to each such series shall include, but not be limited to, a determination of the following:

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                           (1)      The dividend rate on the shares of that
                                    series, whether dividends shall be
                                    cumulative, and, if so, from what date or dates, and whether they shall be payable in preference to, or in another relation to, the dividends payable on any other class or classes or series of shares;

                           (2) Whether that series shall have conversion or exchange privileges and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors of the Corporation shall determine;

                           (3) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                           (4) Whether that series shall be entitled to the benefit of a purchase, retirement or sinking fund, and, if so, the extent to and manner in which such purchase, retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes and the terms and provisions relative to the operation of such fund or funds;

                           (5) The right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or of any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation;

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                           (6)      The right of the shares of that series in
                                    the event of any voluntary or involuntary dissolution or winding up of the Corporation and whether such rights shall be in preference to, or in another relation to, the comparable rights of any other class or classes or series of shares;

                           (7) The restrictions, if any, upon the payment of dividends or the making of other distributions on, and upon the purchase or other acquisition of, the common shares; and

                           (8)      Such other rights, preferences and
                                    limitations as shall not be inconsistent with these Amended Articles or applicable law.

                                    (B) Subject to the provisions of any
applicable law, the holders of outstanding preferred shares shall possess voting power for the election of directors and for all other purposes, and each holder of record of preferred shares shall be entitled to one vote for each preferred share standing in his name on the books of the Corporation. Except as expressly provided by law or these Amended Articles, the preferred shares and the common shares shall be voted together as a single class.

                                    (C) The Board of Directors of the
Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance from time to time of any number of authorized and unissued common shares, and shall determine the terms under which and the consideration for which the Corporation shall issue its common shares.

                           (1) Subject to the provisions of any applicable law, each holder of record of common shares shall be entitled to one vote for each common share standing in his name on the books of the Corporation for the election of directors and for all other purposes.

                           (2)      Except as otherwise provided by the
                                    resolution or resolutions providing for the issue of any series of preferred shares, after payment shall have been made to the holders of preferred shares of the full amount of dividends to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of preferred shares, the holders of common

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                                    shares shall be entitled, to the exclusion
                                    of the holders of preferred shares of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation.

                           (3)      Except as otherwise provided by the
                                    resolution or resolutions providing for the issue of any series of preferred shares, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of preferred shares of the full amount to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of preferred shares, the holders of common shares shall be entitled, to the exclusion of the holders of preferred shares of any and all series, to share, ratably according to the number of common shares held by them, in all remaining assets of the Corporation available for distribution to its shareholders.


         Series A Junior Participating Preferred Shares:

         Section 1. DESIGNATION AND AMOUNT. Three Hundred Thousand (300,000) of the preferred shares, without par value ("Preferred Shares"), of the Corporation authorized, are designated "Series A Junior Participating Preferred Shares" with the rights, preferences, privileges and restrictions specified herein (the "Series A Preferred Shares"). Such number of shares may be increased or decreased by resolution of the Board of Directors; PROVIDED, that no decrease shall reduce the number of Series A Preferred Shares to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Shares.

         Section 2. DIVIDENDS AND DISTRIBUTIONS.

                  (A) Subject to the rights of the holders of any shares of any series of Preferred Shares (or any similar shares) ranking prior and superior to the Series A Preferred Shares with respect to dividends, the holders of Series A Preferred Shares, in preference to the holders of common shares, without par value, (the "Common Shares"), of the Corporation,

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         and of any other junior Shares, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Preferred Share or fraction thereof, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise) declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series A Preferred Share or fraction thereof. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                  (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Shares as provided in paragraph (A) of this
         Section immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Shares shall nevertheless be payable on each subsequent Quarterly Dividend Payment Date.

                  (C) Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of

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         such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         Section 3. VOTING RIGHTS. The holders of Series A Preferred Shares shall have the following voting rights:

                  (A) Subject to the provision for adjustment hereinafter set forth, each Series A Preferred Share shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in shares of Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the number of votes per share to which holders of Series A Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                  (B) Except as otherwise provided herein, in any other Certificate of Amendment creating a series of Preferred Shares or any similar shares, or by law, the holders of Series A Preferred Shares and the holders of Common Shares and any other capital shares of the Corporation having general voting rights shall vote together as one class on

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         all matters submitted to a vote of Shareholders of the corporation.

                  (C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

         Section 4. CERTAIN RESTRICTIONS.

                  (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Shares as provided in
         Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

                           (i) declare or pay dividends, or make any other distributions, on any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares;

                           (ii) declare or pay dividends, or make any other distributions, on any shares of Shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (iii) redeem or purchase or otherwise acquire for consideration shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire any such junior shares in exchange for shares of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Shares; or

                           (iv) redeem or purchase or otherwise acquire for consideration any Series A Preferred Shares, or any shares ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual

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         dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph
         (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         Section 5. REACQUIRED SHARES. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares subject to the conditions and restrictions on issuance set forth herein, in the Amended and Restated Articles of Incorporation, or in any other Certificate of Amendment creating a series of Preferred Shares or any similar shares or as otherwise required by law.

         Section 6. LIQUIDATION, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of Series A Preferred Shares shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Shares, or (2) to the holders of shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except distributions made ratably on the Series A Preferred Shares and all such parity shares in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the aggregate amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under the proviso

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in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         Section 7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case each Series A Preferred Share shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         Section 8. NO REDEMPTION. The Series A Preferred Shares shall not be redeemable.

         Section 9. RANK. The Series A Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Shares.

         Section 10. AMENDMENT. The Amended and Restated Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares, voting together as a single class.

                  FIFTH: The directors of the Corporation shall have the power to cause the Corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with (A) shares of any class or series issued by it, (B) any security

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or other obligation of the Corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by these Amended Articles, and (C) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by these Amended Articles. The Corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, shares of any class or series issued by the Corporation. The authority granted in this Article FIFTH shall not limit the plenary authority of the directors to purchase, hold, sell, transfer or otherwise deal with shares of any class or series, securities, or other obligations issued by the Corporation or authorized by these Amended Articles.

                  SIXTH: A director or officer of the Corporation shall not be disqualified by his office from dealing or contracting with the Corporation as vendor, purchaser, employee, agent or otherwise. No contract or transaction shall be void or voidable with respect to the Corporation for the reason that it is between the Corporation and one or more of its directors or officers, or between the Corporation and any other person in which one or more of its directors or officers are directors, trustees, or officers, or have a financial or personal interest, or for the reason that one or more interested directors or officers participated in or voted at the meeting of the directors or a committee thereof which authorized such contract or transaction, if in any such case (A) the material facts as to the relationship or interest of such director, officer or other person and as to the contract or transaction are disclosed or are known to the directors or the committee, or such members thereof as shall be present at any meeting at which action upon any such contract or transaction shall be taken, and the directors or committee, in good faith reasonably justified by such facts, authorized the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; or (B) the material facts as to the relationship or interest of such director, officer or other person and as to the contract or transaction are disclosed or known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved at a meeting of the shareholders held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation held by persons not interested in the contract or transaction; or
(C) the contract or transaction is fair as to the Corporation as of the time it is authorized or approved by the directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at any meeting of the

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directors, or of a committee thereof, which authorizes the contract or transaction.

                  SEVENTH: Shareholders of the Corporation shall not have the right to vote cumulatively in the election of directors.

                  EIGHTH: No shareholder of the Corporation shall have, as a matter of right, the pre-emptive right to purchase or subscribe for shares of the Corporation of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such shares.

                  NINTH: (A) Notwithstanding any provision of the Ohio Revised Code requiring for any purpose the vote, consent, waiver or release of the holders of shares of the Corporation entitling them to exercise two-thirds or any other proportion of the voting power of the Corporation or of any class or classes thereof, such action, unless expressly otherwise provided by statute, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise not less than a majority of the voting power of the Corporation or of such class or classes; provided, however, that if two-thirds or more of the Continuing Directors of the Corporation (as hereinafter defined) do not affirmatively vote in favor of any of the following matters, the affirmative vote of the holders of shares of the Corporation entitling them to exercise not less than eighty percent (80%) of the voting power of the Corporation entitled to vote thereon, voting together as a single class at a meeting of shareholders, shall be required (in addition to any other vote of any class or classes required by statute) to adopt:

                           (1) A proposed amendment to these Amended Articles or the adoption of new amended articles;

                           (2) Proposed new regulations, or an alteration, amendment or repeal of the existing regulations of the Corporation;

                           (3) An agreement or merger or consolidation providing for the merger or consolidation of the Corporation with or into one or more other corporations, if such merger or consolidation would require approval of the shareholders of the Corporation under Ohio law;

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                           (4)      A proposed "combination" or "majority share
                                    acquisition" (as those terms are defined in Title 17 of the Ohio Revised Code on February 26, 1992) involving the issuance of shares of the Corporation and requiring approval of the shareholders of the Corporation under Ohio law;

                           (5) A proposal to sell, lease, or exchange all or substantially all of the property and assets of the Corporation; or

                           (6)      A proposed dissolution of the Corporation.

                                    (B) For purposes of this Article NINTH, the
term Continuing Director of the Corporation shall mean (1) any person who was a director of the Corporation on February 26, 1992, while such person is a director of the Corporation, and (2) any person who subsequently becomes a director of the Corporation, while such person is a director of the Corporation, if such person's initial election to the Board of Directors of the Corporation is recommended or approved by or the result of a nomination by the Board of Directors or any committee thereof (at a time when a majority of the directors then serving are Continuing Directors).

                  TENTH: These Amended and Restated Articles take the place of and supersede the existing amended and restated articles of incorporation of Worthington Foods, Inc.

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